EXHIBIT 99.1

Superior Uniform Group, Inc. Reports Operating Results for 2008

 --  $1.6 million non-cash goodwill impairment loss leads to fourth quarter loss from continuing operations of $820,065
 --  Net sales for the year ended December 31, 2008 increase 2.7%
 --  Cash flow from operations increases by $9.6 million to
     $10.4 million

SEMINOLE, Fla., Feb. 26, 2009 (GLOBE NEWSWIRE) -- Superior Uniform Group, Inc. (Nasdaq:SGC), manufacturer of uniforms, image apparel and accessories, today announced its fourth quarter and year-end operating results for 2008.

The Company announced that for the year ended December 31, 2008, net sales increased 2.7% to $123,745,201, compared to 2007 net sales of $120,457,891. Earnings from continuing operations were $2,290,333 or $.35 per share (diluted) compared to $3,695,831 or $.55 per share (diluted) reported for the year ended December 31, 2007. Earnings from continuing operations for the year and for the fourth quarter ended December 31, 2008 include a non-cash goodwill impairment loss of $1,617,411. Net of the related tax benefit, the goodwill impairment loss amounted to approximately ($.20) per share (diluted). The goodwill impairment loss was identified in connection with the Company's annual fourth quarter impairment test and reflects year-end market conditions. The impairment loss will not result in any cash expenditures and will not affect the company's cash position, liquidity position or availability under its credit facilities. After recognizing this impairment loss, the Company has no remaining goodwill on its consolidated balance sheet as of December 31, 2008.

Loss from discontinued operations for the year ended December 31, 2008 was $156,560 or $.02 per share (diluted) compared to $1,146,503 or $.17 per share (diluted) for the year ended December 31, 2007.

Net earnings for the year ended December 31, 2008 were $2,133,773 or $.33 per share (diluted) compared to $2,549,328 or $.38 per share (diluted) reported for the year ended December 31, 2007.

Loss from continuing operations for the fourth quarter ended December 31, 2008, including the impact of the $1,617,411 goodwill impairment loss discussed above, was $(820,065) or $(.13) per share (diluted) compared to earnings of $1,294,671 or $.19 per share (diluted) reported for the fourth quarter ended December 31, 2007. Loss from discontinued operations for the fourth quarter ended December 31, 2008 was $1,950 or $.0 per share (diluted) compared to $747,353 or $.11 per share (diluted) for the fourth quarter ended December 31, 2007. Net loss for the fourth quarter ended December 31, 2008 was $(822,015) or $(.13) per share (diluted) compared to net earnings of $547,318 or $.08 per share (diluted) reported for the fourth quarter ended December 31, 2007.

Michael Benstock, Chief Executive Officer, commented: "We are pleased to report that in spite of an intense economic downturn and resultant competitive pressures we were able to sustain profitability levels (prior to goodwill impairment loss) in line with our prior year. As the year progressed, the impact of the unprecedented downward spiral of the economy became more and more pronounced as our customers reduced their workforces, experienced lower turnover and held the line on their purchasing of uniforms. Some orders were deferred or cancelled, resulting in a fourth quarter which was considerably below our budgets and erased much of the sales gains from the stellar performance of the first three quarters of the year. Notwithstanding this, we still were able to record a sales gain of nearly 3% for the year and respectable earnings.

"Fiscal year 2009 is expected to be a very challenging year for everyone running a business. What seems particularity encouraging for Superior Uniform Group and Our Signature Brands(R) is the much higher level of activity with potential new customers since the middle part of 2008. Our Customer Relationship Management and Marketing processes, as well as improved sales training programs that were deployed during 2008 are resulting in a heightened ability for us to showcase our designs, products and capabilities to new prospective customers. Market penetration will be a key focus of our sales efforts in 2009.

"Right-sizing our business continually based on the realities of the national economic crisis is a priority. We were fortunate to have invested in moving many of our administrative functions to El Salvador during the two years prior to the current downturn. This has allowed us to maintain very high levels of customer service at much lower operating costs to support the efforts of our associates nationwide. As a result of our success in transitioning many of Superior's administrative functions to El Salvador, we have started a new business unit called The Office Gurus(R) in El Salvador that will concentrate on selling call center/contact center functions to other companies looking to similarly reduce operating costs. We believe that we have a unique business model to offer other companies and in so doing we will be able to provide additional revenue sources to Superior. We will also be able to reduce our own costs further by sharing administrative overheads with those customers.

"Additionally, we have repurchased approximately 617,000 shares of our common stock in the current year. We remain committed to repurchasing additional shares as we believe the market continues to undervalue our shares. We have approximately 575,000 shares remaining on the current repurchase authorization."

ABOUT SUPERIOR

Superior Uniform Group, Inc., established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Superior manages award-winning apparel programs for major corporations. They are leaders in innovative uniform program designs, global manufacturing, and state-of-the-art distribution.

Superior's financial strength and resources support a customer's diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Their commitment to service, technology, quality and value-added benefits separates them from the competition in each of their seven primary markets: Healthcare, Hospitality, Food Service, Retail Employee I.D., Government Service, Private Security, and Rental Service. For more information please call (800) 727-8643, or visit their Web site at: www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company's SEC filings, which could cause actual results to differ from those projected.

Comparative figures for 2008 and 2007 are as follows:

 Superior Uniform Group, Inc. and Subsidiaries
 Consolidated Summary of Operations

                                       Three Months Ended December 31,
                                                 (Unaudited)
                                       -------------------------------
                                             2008             2007
                                       --------------   --------------

 Net sales                              $  28,150,111    $  31,414,171
                                       --------------   --------------

 Costs and expenses:
    Cost of goods sold                     19,438,191       21,076,183
    Selling and administrative
     expenses                               7,883,310        8,089,483
    Goodwill impairment loss                1,617,411               --
    Interest expense                           71,264           73,834
                                       --------------   --------------
                                           29,010,176       29,239,500
                                       --------------   --------------

 (Loss) earnings from continuing
   operations before taxes on
   income                                   (860,065)        2,174,671
 Taxes on income                             (40,000)          880,000
                                       --------------   --------------
 (Loss) earnings from continuing
  operations                                (820,065)        1,294,671
 Loss from discontinued operations,
  net of tax benefit of $-0- and
  $470,000, respectively                      (1,950)        (747,353)
                                       --------------   --------------
 Net (loss) earnings                    $   (822,015)    $     547,318
                                       ==============   ==============

 Per Share Data:
 Basic:
    (Loss) earnings from
      continuing operations             $      (0.13)    $        0.20
    Loss from discontinued
     operations                                    --           (0.12)
                                       --------------   --------------
    Net (loss) earnings                 $      (0.13)    $        0.08
                                       ==============   ==============
 Diluted:
    (Loss) earnings from
      continuing operations             $      (0.13)    $        0.19
    Loss from discontinued
     operations                                    --           (0.11)
                                       --------------   --------------
    Net (loss) earnings                 $      (0.13)    $        0.08
                                       ==============   ==============

 Cash dividends per common share        $       0.135    $       0.135
                                       ==============   ==============

 Superior Uniform Group, Inc. and Subsidiaries
 Consolidated Summary of Operations

                                     Twelve Months Ended December 31,
                                                (Unaudited)
                                    ----------------------------------
                                         2008                2007
                                    ---------------    ---------------
 Net sales                           $  123,745,201     $  120,457,891
                                    ---------------    ---------------
 Costs and expenses:
    Cost of goods sold                   83,402,581         80,837,592
    Selling and administrative
      expenses                           34,263,750         33,784,794
    Goodwill impairment loss              1,617,411                 --
    Interest expense                        321,126            329,674
                                    ---------------    ---------------
                                        119,604,868        114,952,060
                                    ---------------    ---------------

 Earnings from continuing
  operations before taxes
  on income                               4,140,333          5,505,831
 Taxes on income                          1,850,000          1,810,000
                                    ---------------    ---------------
 Earnings from continuing
  operations                              2,290,333          3,695,831
 Loss from discontinued
   operations, net of tax
   benefits of $90,000 and
   $680,000, respectively                 (156,560)        (1,146,503)
                                    ---------------    ---------------
 Net earnings                        $    2,133,773     $    2,549,328
                                    ===============    ===============

 Per Share Data:
 Basic:
    Earnings from continuing
     operations                      $         0.35     $         0.56
    Loss from discontinued
     operations                              (0.02)             (0.18)
                                    ---------------    ---------------
    Net earnings                     $         0.33     $         0.38
                                    ===============    ===============
 Diluted:
    Earnings from continuing
     operations                      $         0.35     $         0.55
    Loss from discontinued
     operations                              (0.02)             (0.17)
                                    ===============    ===============
    Net earnings                     $         0.33     $         0.38
                                    ===============    ===============
 Cash dividends per
  common share                       $         0.54     $         0.54
                                    ===============    ===============

 Superior Uniform Group, Inc. and Subsidiaries

 Consolidated Balance Sheets
 December 31,

                            ASSETS
                          (Unaudited)

                                            2008            2007
                                       --------------   --------------

 CURRENT ASSETS:
    Cash and cash equivalents           $     133,152    $     769,715
    Accounts receivable                    17,464,279       18,670,466
    Inventories                            43,410,146       46,463,662
    Prepaid expenses and other
     current assets                         2,590,350        3,525,114
    Assets held for sale                           --          558,476
                                       --------------   --------------
     TOTAL CURRENT ASSETS                  63,597,927       69,987,433
 PROPERTY, PLANT AND EQUIPMENT, NET        12,587,454       13,320,218
 GOODWILL                                          --        1,617,411
 OTHER INTANGIBLE ASSETS                      535,857          774,016
 DEFERRED INCOME TAXES                      2,610,000               --
 OTHER ASSETS                                 260,039        2,204,434
                                       --------------   --------------
                                        $  79,591,277    $  87,903,512
                                       ==============   ==============

        LIABILITIES AND SHAREHOLDERS' EQUITY

 CURRENT LIABILITIES:
    Accounts payable                    $   4,626,789    $   6,635,412
    Accrued expenses                        2,518,956        2,549,680
    Current portion of
     long-term debt                           650,604        1,551,202
                                       --------------   --------------
     TOTAL CURRENT LIABILITIES              7,796,349       10,736,294
 LONG-TERM DEBT                             3,379,000        2,445,604
 LONG-TERM PENSION LIABILITY                7,056,055          923,184
 OTHER LONG-TERM LIABILITIES                  665,000          603,000
 DEFERRED INCOME TAXES                             --          750,000
 COMMITMENTS AND CONTINGENCIES
     TOTAL SHAREHOLDERS' EQUITY            60,694,873       72,445,430
                                       --------------   --------------
                                        $  79,591,277    $  87,903,512
                                       ==============   ==============

CONTACT:  Superior Uniform Group, Inc.
          Andrew D. Demott, Jr., CFO
          (727) 803-7135

          Edelman
          Michael McCullough
          (404) 832-6372